UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 10, 2026
NET POWER INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40503	98-1580612
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Roney St., Suite 200 Durham, North Carolina	27701
(Address of principal executive offices)	(Zip Code)
(919) 287-4750
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	NPWR	The New York Stock Exchange
Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50	NPWR WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 10, 2026, Ned Leland (Lee) Shuman was appointed as Chief Financial Officer of Net Power Inc. (the “Company”), effective as of April 13, 2026, replacing the Company’s interim Chief Financial Officer, Daniel J. Rice IV. Mr. Rice will continue to serve as the Company’s Chief Executive Officer, as well as its principal financial officer through the date of filing of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026, whereupon Mr. Shuman will assume the role of the Company’s principal financial officer.

Mr. Shuman, age 56, is a power-sector finance and strategy executive with more than 25 years of experience in acquisitions, divestitures, restructurings, project development, and financings. Mr. Shuman most recently served as Head of Power Finance at Javelin Global Commodities from April 2024 to April 2026, where he led underwriting and diligence for strategic power investments and originated and evaluated thermal and renewable opportunities. From 2020 to April 2024, Mr. Shuman served as Chief Financial Officer of WattBridge Energy, where he led more than $1.6 billion of senior secured financings and raised $425 million of mezzanine and HoldCo capital for a 2.4 GW ERCOT gas portfolio. Earlier in his career, he held senior roles at GenOn Holdings, SolAmerica Energy, Stellar Energy, MAS Energy, and Arthur Andersen. Mr. Shuman received a J.D. from the University of Georgia School of Law, an M.Tax and an M.B.A. in Finance from Georgia State University, and a B.A. from Emory University.

As a result of Mr. Shuman’s appointment as Chief Financial Officer of the Company, effective April 13, 2026, the Company’s board of directors (the “Committee”) approved for Mr. Shuman (i) an annual base salary of $420,000, (ii) eligibility to earn an annual cash bonus under the Company’s short-term incentive plan (the “STIP”) with a target value of 60% of Mr. Shuman’s annual base salary for each year that Mr. Shuman is employed by the Company (subject to the terms and conditions of the STIP), (iii) eligibility to earn an annual equity award under the Company’s 2023 Omnibus Incentive Plan (the “LTIP”) with a target value of 180% of Mr. Shuman’s annual base salary for each year that Mr. Shuman is employed by the Company (subject to the terms and conditions of the LTIP), (iv) the grant of restricted stock units (“RSUs”) pursuant to the LTIP with a grant date fair value of $800,000 that will vest three years after the date of grant (subject to Mr. Shuman’s continued employment with the Company and the terms of the LTIP), (v) a $100,000 cash bonus, and (v) participation in those benefit plans and programs of the Company available to similarly situated executives.

As an executive officer of the Company, Mr.Shuman will participate in the Company’s Second Amended and Restated Executive Severance Plan (the “Severance Plan”), a copy of which was filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and which is incorporated herein by reference. Additionally, Mr. Shuman and the Company will enter into the standard form indemnification agreement that the Company has entered into with each of its executive officers and directors, which provides the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law, subject to certain exceptions contained in those agreements. The foregoing summary of the indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the form of indemnification agreement, which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2023 and which is incorporated herein by reference.

There are no understandings between Mr. Shuman and any other persons pursuant to which he was selected to serve as the Company’s Chief Financial Officer. There are no family relationships between Mr. Shuman and any director or executive officer of the Company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	April 13, 2026	NET POWER INC.

		By:	/s/ Daniel J. Rice IV
		Name:	Daniel J. Rice IV
		Title:	Chief Executive Officer